Exhibit 99.1

News For Release: November 7, 2008 11:05 a.m. Eastern Standard Time
GM Reports Third Quarter Financial Results
Unprecedented economic and credit market turmoil dramatically impacts auto industry and GM results
Market volatility results in $1.5 billion in non-cash charges for commodity and currency hedging
Company anticipates soft U.S. market for remainder of 2008 and into 2009
Emerging markets beginning to show impact of credit crisis

	Third Quarter
	2008	2007*	O/(U) 2007
Revenue (bils.):	$37.9	$43.7	$(5.8)
Adjusted automotive earnings before tax (bils.):	$(2.8)	$0.1	$(2.9)
Reported automotive earnings before tax (bils.):	$(.95)	$(1.6)	$.65
Adjusted net income (bils.):	$(4.2)	$(1.6)	$(2.6)
Reported net income (bils.):	$(2.5)	$(42.5)	$40.0
Reported earnings per share:	$(4.45)	$(75.12)	$70.67
Adjusted operating cash flow (bils):	$(6.9)	$(2.5)	$(4.4)

*	2007 figures reflect continuing operations
DETROIT – General Motors (NYSE: GM) today announced its financial results for the third quarter of 2008, reflecting rapidly deteriorating market conditions in the U.S., slowdowns in other mature markets around the world, and continued losses at GMAC Financial Services (GMAC).
During the third quarter the turmoil in the global credit markets resulted in the worst financial crisis in more than 70 years. The upheaval has had a dramatic impact on the auto business in particular, especially in the U.S. and Western Europe.
Tight credit, rising unemployment, declining income, falling stock markets, and continuing deterioration in the housing market in the U.S., resulted in an abrupt halt in consumer spending, with most consumers exiting the vehicle market. Many of those still intending to purchase vehicles were denied financing, or found the cost of financing prohibitive.
“The third quarter was especially challenging for the auto industry. Consumer spending, which represents close to 70 percent of the U.S. economy, fell dramatically, and the abrupt closure of credit markets created a downward spiral in vehicle sales,” said Rick Wagoner, Chairman and Chief Executive Officer. “The U.S. government’s actions to help stabilize the credit markets and eventually ease the credit crunch are an essential first step to the economy’s and the auto industry’s recovery, but further strong action is required.”

GM reported a net loss of $2.5 billion or $4.45 per share for the third quarter, including special items. That compares with a net loss from continuing operations of $42.5 billion or $75.12 per share in the third quarter of 2007, which included a non-cash charge of $38.3 billion to establish a valuation allowance against some of the company’s net deferred tax assets.
On an adjusted basis, GM posted a net loss of $4.2 billion or $7.35 per share, compared with a net loss from continuing operations of $1.6 billion or $2.86 per share in the same period last year.
Revenue for the third quarter was $37.9 billion, down from $43.7 billion in the year-ago quarter, reflecting dramatic sales declines across the industry driven by unstable market conditions, instability in the credit markets and dramatic retraction in consumer demand, especially in North America and Europe.
GM recorded net favorable charges of $1.7 billion for special items in the third quarter. Included in the charges was a curtailment gain of $4.9 billion resulting from the UAW Settlement Agreement becoming effective. The curtailment represents the accelerated recognition of net prior service credits, largely relating to the 2005 GM UAW healthcare agreement, scheduled for amortization after January 1, 2010.
The curtailment was recorded because GM’s UAW retiree health plan will not exist after January 1, 2010, and therefore no further basis for deferring unamortized prior service credits exists beyond that date. The $4.9 billion curtailment gain was partially offset by a non-cash $1.7 billion settlement charge related to the elimination of post-65 salaried retiree healthcare coverage, including the cost of increased pension benefits that were announced in July as part of GM’s operating actions to improve liquidity as well as the recognition of accumulated deferred losses related to the healthcare plan.
In addition, GM reported charges of $652 million relating to its commitments as part of Delphi’s bankruptcy proceedings, $251 million for impairment of investments in GMAC, and $641 million in restructuring-related and other charges. Details on these and all other special items are in the financial highlights section of this release.
GM Automotive Operations
GM reports its automotive operations and regional results on an earnings-before-tax basis, with taxes reported on a total corporate basis.
GM recorded an adjusted automotive loss of $2.8 billion ($947 million reported loss) in the third quarter 2008. The loss compares with adjusted automotive earnings from continuing operations of $98 million in the third quarter of 2007 (reported net loss of $1.6 billion).
The results reflect losses in GM North America (GMNA) driven largely by the U.S. industry volume decline of nearly 20 percent, and shifts in product mix. In addition, Europe saw rapid auto market contraction, leading to sharply lower GM Europe (GME) sales volume in the third quarter. GM Asia Pacific (GMAP) results were down due to commodity hedging charges and moderating demand in key markets including China, Australia and India. These losses were partially offset by very strong results in the GM Latin America, Africa and Middle East (GMLAAM) region. GM’s automotive results in the third quarter include $1.5 billion of expenses related to mark-to-market changes in the value of GM’s commodity and foreign exchange hedging contracts, due almost entirely to falling commodity prices.

GM sold 2.1 million vehicles worldwide in the third quarter, down 11 percent year over year. Sales in GMNA were down 19 percent compared to third quarter 2007. GM global market share was 13 percent, down 0.7 percentage points compared with the third quarter of 2007, due largely to weakness in North America and Western Europe.
GMNA

	Third Quarter
	2008		2007		‘08 O/(U) ‘07
Revenue (bils.)	$22.5		$26.6		$(4.1)
Adjusted Earnings Before Tax	$(2.3	) bil.	$(298	) mil.	$(2.0	) bil.
Reported Earnings Before Tax	$(2.3	) mil.	$(1.8	) bil.	$1.4	bil.
GM Market Share	23.4%		24.4%		(1.0	) p.p.
GMNA revenue and earnings in the third quarter reflect dramatic industry deterioration and a sharp fall in consumer spending driven by the weak U.S. economy and a very harsh credit environment. Earnings were impacted by lower volumes, rapid shifts among U.S. consumers away from trucks and SUVs toward smaller cars, and unfavorable mark-to-market adjustments on commodity hedging.
GME

	Third Quarter
	2008		2007		‘08 O/(U) ‘07
Revenue (bils.)	$7.5		$8.8		$(1.3)
Adjusted Earnings Before Tax (mils.)	$(974)		$(136)		$(838)
Reported Earnings Before Tax	$(1.0	) bil.	$(398	) mil.	$(602	) mil.
GM Market Share	8.9%		9.5%		(0.6	) p.p
GME revenue was down 15 percent in the third quarter amid industry-wide volume declines ranging from 10 to 35 percent in certain major markets including the U.K., Spain and Italy. Overall GME sales volume was down 12.3 percent year over year, while up 10 percent in Eastern Europe. Earnings were largely impacted by the lower volumes, and unfavorable mix and negative pricing. In addition, unfavorable foreign exchange relating to the weakening of the British pound and the mark-to-market of commodity hedges negatively impacted earnings. Results were partially offset by favorable structural cost performance.
GMAP

	Third Quarter
	2008	2007	‘08 O/(U) ‘07
Revenue (bils.)	$4.8	$5.3	$(.5)
Adjusted Earnings Before Tax (mils.)	$(6)	$186	$(192)
Reported Earnings Before Tax (mils.)	$(6)	$186	$(192)
GM Market Share	6.9%	6.5%	0.4	p.p.
Results in GMAP were impacted primarily by unfavorable mix and negative pricing. In addition, GMAP results were impacted by unfavorable hedging, which was largely offset by the favorable foreign exchange impact of exports.

Industry sales for the region were down by 134,000 units or 2.7 percent in the third quarter. Despite the slowdown, GM reported a 2.6 percent increase in sales volume, and modest gain in market share. Markets in the GMAP region are expected to remain soft through the fourth quarter, with further slow downs anticipated in Australia, China, South Korea and India as the contagion of the faltering U.S. economy and tightening credit conditions expand to other regions around the world.
GMLAAM

	Third Quarter
	2008	2007	‘08 O/(U) ‘07
Revenue (bils.)	$5.7	$4.9	$0.8
Adjusted Earnings Before Tax (mils.)	$514	$374	$140
Reported Earnings Before Tax (mils.)	$514	$374	$140
GM Market Share	17.0%	17.4%	(.4	) p.p.
GMLAAM saw double-digit revenue growth, up 15 percent, and earnings, up 37 percent, in the third quarter, fueled by strong demand for Chevrolet and Cadillac products. GMLAAM sales volume was up more than 3 percent compared to the same period last year. Sales were especially strong in key South America markets, including Brazil, Chile, Ecuador and Peru, each setting all-time GM quarterly sales records. The region is on track for another year of record sales, although the effects of the global economic slowdown on credit availability and consumer behavior are likely to result in some moderation of demand in the fourth quarter.
GMAC
On a standalone basis, GMAC reported a net loss of $2.5 billion for the third quarter 2008, down $900 million from the year-ago quarter. GM reported an adjusted loss of $1.2 billion for the quarter attributable to GMAC, as a result of its 49 percent equity interest.
GMAC’s automotive finance operation experienced pressure from lower used vehicle prices and weaker consumer and dealer credit performance. GMAC’s ResCap operations reported further losses as a result of adverse market conditions, which drove high credit-related provisions and weak revenue. GMAC’s Insurance business remained profitable.
Cash and Liquidity
Cash, marketable securities, and readily-available assets of the Voluntary Employees’ Beneficiary Association (VEBA) trust totaled $16.2 billion on September 30, 2008, down from $21.0 billion on June 30, 2008.
The change in liquidity reflects negative adjusted operating cash flow of $6.9 billion in the third quarter 2008, driven by the industry-wide slowdown in vehicle demand and compounding credit crisis, especially in North America and Europe. During the quarter, GM drew the remaining $3.5 billion of its secured revolving credit facility and made $1.2 billion in payments to Delphi as required by agreements between the companies as part of Delphi’s bankruptcy proceedings.
GM expects adjusted operating cash flow in the fourth quarter to be much improved versus the third quarter, and more consistent with the first half of the year. Improvements in fourth quarter cash flow are largely driven by anticipated improvements in working capital in North America relating to sales allowances, and lower fourth quarter finished vehicle inventory in Europe.

Improving its liquidity position remains a top priority for the company. In response to deteriorating market conditions, GM announced today that in addition to the $15 billion in liquidity initiatives it outlined in July 2008, it has identified $5 billion of incremental liquidity actions. Cumulatively, GM has announced actions aimed at improving liquidity by $20 billion through 2009. To date, $10 billion in internal operating actions have either already been completed or are on track for full execution by the end of 2009.
Even if GM implements the planned operating actions that are substantially within its control, GM’s estimated liquidity during the remainder of 2008 will approach the minimum amount necessary to operate its business. Looking into the first two quarters of 2009, even with its planned actions, the company’s estimated liquidity will fall significantly short of that amount unless economic and automotive industry conditions significantly improve, it receives substantial proceeds from asset sales, takes more aggressive working capital initiatives, gains access to capital markets and other private sources of funding, receives government funding under one or more current or future programs, or some combination of the foregoing. The success of GM’s plans necessarily depends on other factors, including global economic conditions and the level of automotive sales, particularly in the United States and Western Europe.
Further detail on the additional liquidity actions and GM’s current liquidity position and outlook will be disclosed in a Form 8-K filing with the Securities and Exchange (SEC) later today.
# # #
Contacts:
Reneé Rashid-Merem
313-665-3128 (office)
313-701-8560 (cell)
renee.rashid-merem@gm.com
Randy Arickx
313-667-0006 (office)
313-268-7070 (cell)
randy.c.arickx@gm.com

Forward Looking Statements
In these and following presentations and in related comments by General Motors management, we will use words like “expect,” “anticipate,” “estimate,” “forecast,” “objective,” “plan,” “goal,” “project,” “outlook,” “targets,” and similar expressions to identify forward looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors.
Among other items, such factors include: our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; continued economic instability or poor economic conditions in the U.S. and global markets, including the credit markets, or changes in economic conditions, commodity prices, housing prices, currency exchange rates or political stability in the markets in which we operate; our ability to realize production efficiencies, to reduce costs and implement capital expenditures at levels and times planned by management; market acceptance of our products including cars and crossovers; shortages of and price increases for fuel; the ability of our customers, dealers, distributors and suppliers to obtain adequate financing on acceptable terms to continue their business relationships with us; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition on our markets, including on our pricing policies or use of incentives; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; the effectiveness of recent or future actions by the U.S. federal government, including the $25 billion loan program for automobile manufacturers and suppliers and recently enacted legislation relating to mortgage assets; costs and risks associated with litigation; the final results of investigations and inquiries by the SEC; changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the estimates for the Delphi pension benefit guarantees, which could result in an effect on earnings; negotiations and bankruptcy court actions with respect to obligations owed to us by Delphi Corporation, a key supplier and our obligations to Delphi; negotiations with respect to our obligations under the benefit guarantees to Delphi employees and our ability to recover any indemnity claims against Delphi; labor strikes or work stoppages at our facilities or our key suppliers such as Delphi or financial difficulties at our key suppliers such as Delphi; additional credit rating downgrades and the effects thereof; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees, including the negotiation of new collective bargaining agreements with unions representing our employees in the United States other than the UAW; possible downgrades for GMAC or ResCap by rating agencies; GMAC’s ability to maintain adequate financing sources; developments in the residential mortgage market, especially the nonprime sector; and changes in the competitive markets in which GMAC operates, including increased competition in the automotive financing, mortgage and/or insurance markets or generally in the markets for securitizations or asset sales.
GM’s most recent annual report on Form 10-K and quarterly report on Form 10-Q provide information about these factors, which we may revise or supplement in future reports to the SEC on Form 10-Q or 8-K.

General Motors Corporation
Use of Non-GAAP Financial Measures
     This press release, the accompanying tables and the charts for securities analysts include the following financial measures, which are not prepared in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP): (1) adjusted net income; (2) adjusted earnings before tax; (3) managerial cash flow; and (4) GM North America vehicle revenue per unit. Each of these financial measures is therefore considered a non-GAAP financial measure. This press release and the charts for securities analysts also contain a reconciliation of each non-GAAP financial measure to its most comparable GAAP financial measure.
     Management believes these non-GAAP financial measures provide meaningful supplemental information regarding GM’s operating results because they exclude amounts that GM management does not consider part of operating results when assessing and measuring the operational and financial performance of the organization. In addition, GM has historically reported similar non-GAAP financial measures and believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past earnings releases. GM management believes these measures allow it to readily view operating trends, perform analytical comparisons, benchmark performance among geographic regions and assess whether the GM North American structural cost turnaround plan is on target. Also, GM management uses adjusted net income and adjusted earnings before tax for forecasting purposes and in determining future capital investment allocations. Accordingly, GM believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
     While GM believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in the method of calculation between companies. Costs such as the special attrition programs and restructuring charges that are excluded from GM’s non-GAAP financial measures can have a material effect on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations, or other measures of performance or liquidity prepared in accordance with GAAP. GM compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by providing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.
Adjusted Net Income and Adjusted Earnings Before Tax
     Adjusted net income excludes charges for certain tax related items, gains and losses on the sale of business units and business interests, charges associated with accounting changes, restructuring, plant closure and impairment charges, charges associated with Delphi Corporation (Delphi), special attrition program charges, and other gains and losses which management excludes when assessing the internal performance of the organization.
     Adjusted earnings before tax begins with adjusted net income and is adjusted to remove any remaining tax expense or benefit.

General Motors Corporation
Use of Non-GAAP Financial Measures (Continued)
The following is a discussion of each adjustment to net income or loss determined in accordance with GAAP to arrive at adjusted net income and adjusted earnings before tax, as applicable:
o	Tax charges. Charges associated with establishing valuation allowances on GM’s deferred tax assets are excluded from adjusted net income. In addition, other tax related items may be periodically excluded from adjusted net income. Management believes the exclusion of these tax charges from adjusted net income is useful because management does not consider these charges part of GM’s core earnings in evaluating the performance of the business and excludes these costs when evaluating the performance of the Corporation, its business units and its management team and when making decisions to allocate resources among GM’s business units.

o	Gains and losses on the sale of business units and business interests. The gains and losses on the sale of business units and business interests are excluded from adjusted net income and adjusted earnings before tax. While GM is involved in sales of its business units and business interests from time to time and may have significant gains or losses from such sales in the future, such events have historically occurred sporadically. Management excludes the gains and losses associated with these events when it evaluates the Corporation’s operations and for internal reporting and forecasting purposes and for allocation of additional resources.

o	Changes in accounting. Non-GAAP financial measures exclude charges associated with changes in accounting. Management believes the exclusion of changes in accounting from adjusted net income and adjusted earnings before tax is useful because management does not consider these non-recurring charges part of GM’s core earnings. Accordingly, management excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

o	Restructuring, plant closure charges and impairments. Non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs, lease abandonment costs, product specific asset impairments, any subsequent changes in estimates related to exit activities and goodwill and other asset impairment charges. Management believes the exclusion of restructuring and impairment charges from adjusted net income and adjusted earnings before tax is useful because management does not consider these costs part of GM’s core earnings in evaluating GM’s management teams and the exclusion permits investors to evaluate the performance of GM’s management the same way management does. Additionally, management excludes restructuring and impairment charges in determining the allocation of resources, such as capital investments, among the Corporation’s business units and as part of its forecasting and budgeting.

o	Delphi charges. Non-GAAP financial measures exclude the estimated charges associated with the benefit guarantees and comprehensive settlement agreements entered into with Delphi in connection with the restructuring of Delphi’s operations. Management does not consider these costs as part of its core earnings for purposes of evaluating the performance of the business, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

o	Special attrition program charges. Non-GAAP financial measures exclude the estimated charges associated with: (1) the 2008 special attrition program agreements between GM and the International Union, United Automobile, Aerospace and Agricultural Workers of America (UAW) and GM and the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers (IUE-CWA) (collectively, 2008 Special Attrition Programs); and (2) the 2006 special attrition program agreement among GM, the UAW and Delphi (2006 Special Attrition Program). Management believes it is useful in evaluating the performance of GM, its management teams and its business units during a particular time period to exclude charges associated with special attrition programs. Accordingly, management does not consider these costs as part of its core earnings, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

General Motors Corporation
Use of Non-GAAP Financial Measures (Concluded)
o	Salaried post-65 healthcare settlements. Non-GAAP financial measures exclude the settlement loss associated with the increased pension benefit and elimination of healthcare coverage for U.S. salaried retirees over the age of 65 beginning January 1, 2009. Management does not consider these costs as part of its core earnings and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

o	UAW VEBA curtailments. Non-GAAP financial measures exclude the curtailment gain associated with the accelerated recognition of unamortized net prior service credits due to the Settlement Agreement for the UAW hourly medical plan. Management does not consider this gain as part of its core earnings for purposes of evaluating the performance of the business, and excludes such gains when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
Managerial Cash Flow
     GM also reports non-GAAP managerial automotive operating cash flow in its earnings releases and charts for securities analysts. Management believes that providing managerial automotive operating cash flow furnishes it and investors with useful information by representing the cash flow generated or consumed by its automotive operations, including cash consumed by automotive capital expenditures and equity investments in companies related to GM’s core business and cash generated by sales of automotive operating assets and equity investments in companies related to GM’s core business, before funding non-operating-related obligations including debt maturities, dividends and other non-operating items. Management uses this non-GAAP financial measure to assess its automotive cash flow when evaluating the performance of GM, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
GM North America Vehicle Revenue per Unit
     GM’s charts for securities analysts also include the use of a non-GAAP measure of revenue per vehicle. Management uses revenue per vehicle to track operating efficiency and to facilitate comparisons between periods and between manufacturers, and believes that it provides valuable information to investors who are interested in identifying trends and comparing different companies. Revenue per vehicle includes certain vehicle sales to other GM regions that are excluded from GAAP reporting, and excludes non-vehicle sales such as service parts and operations and OnStar service, and other income that GM does not derive from the sale of vehicles, such as fees on the GM credit card. Also, while they are not treated as sales under GAAP reporting because of GM’s repurchase obligations, management includes sales to daily car rental companies in revenue per vehicle.

General Motors Corporation
List of Special Items
2008
(Dollars in millions except per share amounts)
(Unaudited)

	Third Quarter 2008		Year to Date 2008
	Earnings	EPS	Earnings	EPS
REPORTED
Net Loss – Basic and Diluted *	$(2,542)	$(4.45)	$(21,264)	$(37.44)

ADJUSTMENTS
Pre-Tax Adjustments:
Restructuring and 2008 Special Attrition Programs (A)	$642		$5,517
Delphi (B)	652		4,136
Impairment charges related to investment in GMAC LLC (C)	251		3,037
Canadian Auto Workers labor contract (D)	—		340
American Axle (E)	—		197
Gain on sale of investment (F)	—		(50)
Salaried post-65 healthcare settlement (G)	1,704		1,704
UAW VEBA curtailment gain (H)	(4,901)		(4,901)
Salaried window retirement program (I)	47		47
Gain on sale of Oklahoma City facility (J)	(48)		(48)

	(1,653)		9,979

Tax related:
Valuation allowance on net deferred tax assets (K)	—		394

Total Adjustments	$(1,653)	$(2.90)	$10,373	$18.26

ADJUSTED
Adjusted Loss – Basic and Diluted *	$(4,195)	$(7.35)	$(10,891)	$(19.18)

*	See average shares outstanding on page 17.

General Motors Corporation
List of Special Items
2008
(Unaudited)
(A)	Relates to various restructuring initiatives and the 2008 Special Attrition Programs. Charges recorded by region are as follows:

GMNA: Third quarter charges of $22 million were recorded for the 2008 Special Attrition Programs. We have recorded year to date charges of $3.5 billion for preretirement and retirement pension and benefit incentives and cash buyouts for employees leaving under the 2008 Special Attrition Programs.

During the third quarter and year to date, we also recorded charges of $591 million and $1.7 billion, respectively, for additional wage and benefit costs related to the recently announced capacity actions and plant idlings in the U.S. and Canada.

GME: Third quarter charges of $29 million and year to date charges of $231 million were recorded for separation programs, primarily in Belgium, France, Germany and the United Kingdom.

GMAP: Year to date charges of $98 million were recorded for the closure of the Family II engine plant at GM Holden, Ltd. (GM Holden), which was announced in June 2008.

(B)	Third quarter charges of $652 million and year to date charges of $4.1 billion were recorded for increased liabilities under the Delphi-GM Settlement Agreements, primarily due to expectations of increased obligations and lower estimates of the expected amount of recoveries associated with the Delphi Benefit Guarantee Agreements, updated to reflect certain conditions related to the credit markets and challenges in the auto industry.

(C)	Third quarter charges of $251 million and year to date charges of $3.0 billion to record impairments of GM’s investment in Common and Preferred Membership Interests of GMAC LLC.

(D)	Relates to a change in the estimate of the amortization period for pension prior service costs related to the hourly defined benefit pension plan in Canada. In conjunction with the 2008 Canadian Auto Workers (CAW) labor agreement, we determined that the three year contractual life of the labor agreement is a better reflection of the period of future economic benefit received from pension plan amendments for the collectively bargained hourly pension plans. We recorded a year to date charge of $340 million for additional pension expense related to the unamortized prior service costs from prior CAW labor contracts.

(E)	Relates to GM’s agreement to provide upfront support to American Axle to end the work stoppage that affected approximately 30 GM plants in North America. GM’s support partially funds American Axle’s costs associated with UAW employee buyouts, early retirements and buydowns.

(F)	Relates to a year to date gain of $50 million on the sale of GM’s common equity interest in Electro-Motive Diesel, Inc.

General Motors Corporation
List of Special Items
2008
(Unaudited)
(G)	Relates to the recognition of a settlement loss associated with the elimination of healthcare coverage for U.S. salaried retirees over age 65 beginning January 1, 2009. The settlement loss was recorded for participants over age 65 at January 1, 2009 and considers the cost of the increased pension benefit provided to those affected participants to help offset the cost of Medicare and supplemental coverage.

(H)	Relates to the recognition of a net curtailment gain specific to the accelerated recognition of unamortized net prior service credits due to the Settlement Agreement for the UAW hourly medical plan becoming effective in the third quarter.

(I)	Third quarter charges of $47 million were recorded related to the 600 salaried employees who have irrevocably accepted an offer under the Salaried Window Retirement Program as of September 30, 2008.

(J)	Relates to a gain on the sale of GM’s Oklahoma City facility, which was sold in the third quarter 2008.

(K)	Relates to a first quarter net charge for a valuation allowance on GM’s net deferred tax assets in Spain and the United Kingdom.

General Motors Corporation
List of Special Items
2007
(Dollars in millions except per share amounts)
(Unaudited)

	Third Quarter 2007		Year to Date 2007
	Earnings	EPS	Earnings	EPS
REPORTED
Income from continuing operations	$(42,512)	$(75.12)	$(41,770)	$(73.82)
Income from discontinued operations	45	0.08	256	0.45
Gain on sale of discontinued operations	3,504	6.19	3,504	6.19

Net Income – Basic and Diluted*	$(38,963)	$(68.85)	$(38,010)	$(67.18)

ADJUSTMENTS
Pre-Tax Adjustments:
Delphi (A)	$350		$925
Restructuring/Special attrition program (B)	420		628
Product specific asset impairments (C)	—		108
Plant closures (D)	—		(47)
Pension prior service cost (E)	1,561		1,561
Gain on sale of discontinued operations (F)	(5,331)		(5,331)

	(3,000)		(2,156)

Tax Related Adjustments:
Valuation allowance on deferred tax assets and associated tax items (G)	38,300		38,300
Income tax effect of pre-tax adjustments**	2,089		1,797

Total Adjustments – Continuing Operations	$37,389	$66.07	$37,941	$67.06

ADJUSTED
Income from continuing operations	$(1,619)	$(2.86)	$(325)	$(0.57)
Income from discontinued operations	45	0.08	256	0.45

Adjusted Income – Basic and Diluted*	$(1,574)	$(2.78)	$(69)	$(0.12)

*	See average shares outstanding on page 17.

**	Third quarter and year-to-date amounts have been revised to reflect a change in the estimated income tax effect of the pre-tax adjustments originally reflected in the fourth quarter 2007.

General Motors Corporation
List of Special Items
2007
(Unaudited)
(A)	GM, Delphi and the UAW entered into a Memorandum of Understanding (MOU) in June 2007. During the third quarter of 2007, GM recorded a charge of $350 million and year to date charges of $925 million to increase GM’s estimated liability under the Delphi Benefit Guarantee Agreements and to establish liabilities for certain commitments in connection with the Delphi reorganization plan outlined in the MOU.

(B)	Relates to various restructuring initiatives and the 2006 Special Attrition Program. Charges recorded by region are as follows:

GMNA: Third quarter charges of $125 million and year to date net adjustments of $219 million were recorded for GM’s plant closing reserves. Also includes first quarter curtailment gains of $14 million and third quarter and year to date adjustments of $33 million and $24 million, respectively, under the 2006 Special Attrition Program.

GME: Third quarter charges of $262 million and year to date charges of $349 million were recorded for separation programs, primarily in Germany and Sweden.

GMAP: Year to date charges of $50 million were recorded for voluntary separation programs at one of GM Holden’s Australian facilities as a result of plans to increase plant efficiency.

(C)	Relates to year to date charges of $108 million for product specific asset impairments. Charges recorded by region are as follows:

GMNA: Charges of $95 million were recognized during the second quarter for product specific asset impairments.

GMAP: Year to date charges of $13 million were recognized for product specific asset impairments at GM Holden, which were triggered by reductions in the production forecast.

(D)	Relates to a first quarter curtailment gain of $38 million and second quarter favorable reserve adjustments of $9 million at GMNA related to the closure of two former component plants.

(E)	Relates to a change in the estimate of the amortization period for pension prior service cost for certain of GM’s employee benefit plans. In conjunction with entering into the 2007 GM/UAW labor contract, GM determined that the four year term of the labor contract better reflects the period of future economic benefit received from plan amendments to U.S. hourly pension plans. Concurrently, GM evaluated the remaining economic benefit related to the unamortized prior service cost remaining from prior labor contracts and determined the future economic benefit for those amounts that remained at the end of the third quarter did not extend beyond the third quarter. Accordingly, during the third quarter 2007, GM recorded a charge of $1.3 billion in GMNA and $0.3 billion in Corporate and Other to expense the remaining portion of unamortized prior service cost from the plan amendments entered into as part of the 1999 and 2003 labor contracts.

(F)	Relates to the gain on the sale of the commercial and military operations of Allison Transmission business, which was completed and recorded as discontinued operations in August 2007.

General Motors Corporation
List of Special Items
2007
(Unaudited)
(G)	Relates to a net charge during the quarter for a valuation allowance on certain deferred tax assets and associated tax items in the U.S., Canada and Germany. The net charge for the quarter includes the valuation allowance of $39 billion, which includes an adjustment of $0.7 billion relating to tax benefits recorded at entities incurring losses through the third quarter. Net charges of $36.4 billion, $2.5 billion and $0.1 billion were recorded in GMNA, GME and GMAC, respectively, and a favorable adjustment of $0.7 billion was recorded in Corporate and Other. Additionally, GME’s adjustment includes a $0.5 billion charge associated with a reduction in the value of deferred tax assets due to a reduction in the statutory corporate income tax and trade tax rates in Germany.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions except per share amounts)
(Unaudited)

	Third Quarter		Year to Date
	2008	2007	2008	2007
REPORTED
Total net sales and revenue	$37,941	$43,702	$118,586	$133,606
Income (loss) from continuing operations	$(2,542)	$(42,512)	$(21,264)	$(41,770)
Income from discontinued operations	$—	$3,549	$—	$3,760
Net income (loss)	$(2,542)	$(38,963)	$(21,264)	$(38,010)
Net margin from continuing operations *	(6.7)%	(97.3)%	(17.9)%	(31.3)%

Earnings (loss) per share – basic and diluted
Continuing operations	$(4.45)	$(75.12)	$(37.44)	$(73.82)
Income from discontinued operations	—	6.27	—	6.64

Net income (loss)	$(4.45)	$(68.85)	$(37.44)	$(67.18)

ADJUSTED
Total net sales and revenue	$37,941	$43,702	$118,586	$133,606
Income (loss) from continuing operations	$(4,195)	$(1,619)	$(10,891)	$(325)
Income from discontinued operations	$—	$45	$—	$256
Net income (loss)	$(4,195)	$(1,574)	$(10,891)	$(69)
Net margin from continuing operations *	(11.1)%	(3.7)%	(9.2)%	(0.2)%

Earnings (loss) per share – basic and diluted
Income (loss) from continuing operations	$(7.35)	$2.86	$(19.18)	$(0.57)
Income from discontinued operations	—	0.08	—	0.45

Net income (loss)	$(7.35)	$2.78	$(19.18)	$(0.12)

*   Calculated as Income (loss) from continuing operations / Total net sales and revenue.
See reconciliation of adjusted financial results on pages 18 – 24.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Third Quarter		Year to Date
	2008	2007	2008	2007
	(Millions)
GM common stock average shares outstanding:
Reported (GAAP):
Basic shares	571	566	568	566
Diluted shares	571	566	568	566
Adjusted (Non-GAAP):
Basic shares	571	566	568	566
Diluted shares	571	566	568	566

Cash dividends per share of common stock	$—	$0.25	$0.50	$0.75

	(Billions)
Automotive cash & marketable securities and readily-available assets in VEBA at September 30:
Automotive cash & marketable securities	$15.9	$26.4
Readily–available assets in VEBA	0.3	3.6

Total automotive cash & marketable securities and readily-available assets in VEBA	$16.2	$30.0

	(Millions)
Automotive Operations:
Depreciation and impairment	$1,175	$1,237	$3,580	$3,725
Amortization and impairment of special tools	749	744	2,348	2,327
Amortization of intangible assets	21	16	61	51

Total	$1,945	$1,997	$5,989	$6,103

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Third Quarter
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Net sales and revenue:
GMNA	$22,544	$26,607	$—	$—	$22,544	$26,607
GME	7,482	8,785	—	—	7,482	8,785
GMLAAM	5,681	4,944	—	—	5,681	4,944
GMAP	4,766	5,280	—	—	4,766	5,280
Auto Elimination (a)	(2,970)	(2,614)	—	—	(2,970)	(2,614)

Total GMA	37,503	43,002	—	—	37,503	43,002
Corporate & Other	—	—	—	—	—	—

Total Auto & Other	37,503	43,002	—	—	37,503	43,002

GMAC	—	—	—	—	—	—
Other Financing	438	700	—	—	438	700

Total Financing	438	700	—	—	438	700

Total	$37,941	$43,702	$—	$—	$37,941	$43,702

Income (loss) from continuing operations before income taxes, other equity income and minority interests:
GMNA	$(384)	$(1,760)	$(1,900)	$1,468	$(2,284)	$(292)
GME	(1,019)	(406)	29	262	(990)	(144)
GMLAAM	517	375	—	—	517	375
GMAP	(115)	168	—	—	(115)	168
Auto Elimination (a)	(57)	(27)	—	—	(57)	(27)

Total GMA	(1,058)	(1,650)	(1,871)	1,730	(2,929)	80
Corporate & Other (a)	(131)	(1,033)	(33)	601	(164)	(432)

Total Auto & Other	(1,189)	(2,683)	(1,904)	2,331	(3,093)	(352)

GMAC	(1,476)	(773)	251	—	(1,225)	(773)
Other Financing (a)	83	118	—	—	83	118

Total Financing	(1,393)	(655)	251	—	(1,142)	(655)

Total	$(2,582)	$(3,338)	$(1,653)	$2,331	$(4,235)	$(1,007)

See footnotes on page 26.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Third Quarter
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Equity income (loss), net of tax:
GMNA	$(22)	$10	$—	$—	$(22)	$10
GME	13	10	—	—	13	10
GMLAAM	8	9	—	—	8	9
GMAP	50	86	—	—	50	86
Auto Elimination	—	(1)	—	—	—	(1)

Total GMA	49	114	—	—	49	114
Corporate & Other	1	—	—	—	1	—

Total Auto & Other	50	114	—	—	50	114

GMAC	—	—	—	—	—	—
Other Financing	—	—	—	—	—	—

Total Financing	—	—	—	—	—	—

Total	$50	$114	$—	$—	$50	$114

Minority interests, net of tax:
GMNA	$11	$(16)	$—	$—	$11	$(16)
GME	3	(2)	—	—	3	(2)
GMLAAM	(11)	(10)	—	—	(11)	(10)
GMAP	59	(68)	—	—	59	(68)
Auto Elimination	—	—	—	—	—	—

Total GMA	62	(96)	—	—	62	(96)
Corporate & Other	1	2	—	—	1	2

Total Auto & Other	63	(94)	—	—	63	(94)

GMAC	—	—	—	—	—	—
Other Financing	(5)	(8)	—	—	(5)	(8)

Total Financing	(5)	(8)	—	—	(5)	(8)

Total	$58	$(102)	$—	$—	$58	$(102)

See footnotes on page 26.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Third Quarter
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Pre-tax earnings (loss): *
GMNA	$(395)	$(1,766)	$(1,900)	$1,468	$(2,295)	$(298)
GME	(1,003)	(398)	29	262	(974)	(136)
GMLAAM	514	374	—	—	514	374
GMAP	(6)	186	—	—	(6)	186
Auto Elimination (a)	(57)	(28)	—	—	(57)	(28)

Total GMA	(947)	(1,632)	(1,871)	1,730	(2,818)	98
Corporate & Other (a)	(129)	(1,031)	(33)	601	(162)	(430)

Total Auto & Other	(1,076)	(2,663)	(1,904)	2,331	(2,980)	(332)

GMAC	(1,476)	(773)	251	—	(1,225)	(773)
Other Financing (a)	78	110	—	—	78	110

Total Financing	(1,398)	(663)	251	—	(1,147)	(663)

Total	$(2,474)	$(3,326)	$(1,653)	$2,331	$(4,127)	$995

Income tax (expense) benefit:
Corporate & Other	$(68)	$(39,113)	$—	$38,439	$(68)	$(674)
Other Financing (a)	—	(73)	—	123	—	50

Total	$(68)	$(39,186)	$—	$38,562	$(68)	$(624)

*	Defined here as Income (loss) from continuing operations before income taxes and after equity income and minority interests.
See footnotes on page 26.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Year to Date
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Net sales and revenue:
GMNA	$66,907	$84,327	$—	$—	$66,907	$84,327
GME	27,970	26,768	—	—	27,970	26,768
GMLAAM	15,553	12,854	—	—	15,553	12,854
GMAP	15,220	14,975	—	—	15,220	14,975
Auto Elimination (a)	(8,530)	(7,848)	—	—	(8,530)	(7,848)

Total GMA	117,120	131,076	—	—	117,120	131,076
Corporate & Other	—		—	—	—

Total Auto & Other	117,120	131,076	—	—	117,120	131,076

GMAC	—	—	—	—	—	—
Other Financing	1,466	2,530	—	—	1,466	2,530

Total Financing	1,466	2,530	—	—	1,466	2,530

Total	$118,586	$133,606	$—	$—	$118,586	$133,606

Income (loss) from continuing operations before income taxes, other equity income and minority interests:
GMNA	$(10,513)	$(2,069)	$3,212	$1,587	$(7,301)	$(482)
GME	(938)	(92)	231	349	(707)	257
GMLAAM	1,477	925	—	—	1,477	925
GMAP	(272)	544	98	63	(174)	607
Auto Elimination (a)	(69)	(35)	—	—	(69)	(35)

Total GMA	(10,315)	(727)	3,541	1,999	(6,774)	1,272
Corporate & Other (a)	(4,659)	(1,967)	3,401	1,176	(1,258)	(791)

Total Auto & Other	(14,974)	(2,694)	6,942	3,175	(8,032)	481

GMAC	(5,755)	(753)	3,037	—	(2,718)	(753)
Other Financing (a)	132	403	—	—	132	403

Total Financing	(5,623)	(350)	3,037	—	(2,586)	(350)

Total	$(20,597)	$(3,044)	$9,979	$3,175	$(10,618)	$131

See footnotes on page 26.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Year to Date
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Equity income (loss), net of tax:
GMNA	$(48)	$50	$—	$—	$(48)	$50
GME	47	30	—	—	47	30
GMLAAM	22	23	—	—	22	23
GMAP	288	335	—	—	288	335
Auto Elimination	—	—	—	—	—	—

Total GMA	309	438	—	—	309	438
Corporate & Other	1	2	—	—	1	2

Total Auto & Other	310	440	—	—	310	440

GMAC	—	—	—	—	—	—
Other Financing	—	—	—	—	—	—

Total Financing	—	—	—	—	—	—

Total	$310	$440	$—	$—	$310	$440

Minority interests, net of tax:
GMNA	$8	$(43)	$—	$—	$8	$(43)
GME	(17)	(17)	—	—	(17)	(17)
GMLAAM	(23)	(24)	—	—	(23)	(24)
GMAP	101	(270)	—	—	101	(270)
Auto Elimination	—	—	—	—	—	—

Total GMA	69	(354)	—	—	69	(354)
Corporate & Other	—	1	—	—	—	1

Total Auto & Other	69	(353)	—	—	69	(353)

GMAC	—	—	—	—	—	—
Other Financing	(17)	(8)	—	—	(17)	(8)

Total Financing	(17)	(8)	—	—	(17)	(8)

Total	$52	$(361)	$—	$—	$52	$(361)

See footnotes on page 26.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)
Year to Date
2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Pre-tax earnings (loss): *
GMNA	$(10,553)	$(2,062)	$3,212	$1,587	$(7,341)	$(475)
GME	(908)	(79)	231	349	(677)	270
GMLAAM	1,476	924	—	—	1,476	924
GMAP	117	609	98	63	215	672
Auto Elimination (a)	(69)	(35)	—	—	(69)	(35)

Total GMA	(9,937)	(643)	3,541	1,999	(6,396)	1,356
Corporate & Other (a)	(4,658)	(1,964)	3,401	1,176	(1,257)	(788)

Total Auto & Other	(14,595)	(2,607)	6,942	3,175	(7,653)	568

GMAC	(5,755)	(753)	3,037	—	(2,718)	(753)
Other Financing (a)	115	395	—	—	115	395

Total Financing	(5,640)	(358)	3,037	—	(2,603)	(358)

Total	$(20,235)	$(2,965)	$9,979	$3,175	$(10,256)	$210

Income tax (expense) benefit:
Corporate & Other	$(1,758)	$(38,682)	$394	$38,147	$(1,364)	$(535)
Other Financing (a)	729	(123)	—	123	729	—

Total	$(1,029)	$(38,805)	$394	$38,270	$(635)	$(535)

*	Defined here as Income (loss) from continuing operations before income taxes and after equity income and minority interests.
See footnotes on page 26.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in billions)
(Unaudited)

	Third Quarter		Year to Date
	2008	2007	2008	2007
Automotive & Other Adjusted Operating Cash Flow:
Total Auto & Other pre-tax earnings (loss)*	$(1.1)	$(2.7)	$(14.6)	$(2.6)
Depreciation and amortization	1.9	2.0	6.0	6.1
Capital expenditures	(1.4)	(2.1)	(5.5)	(4.9)
Change in receivables, payables and inventory	(2.6)	(1.1)	(4.0)	(0.9)
Pension/OPEB expense (net of payments)	(3.9)	0.8	(1.9)	(0.2)
VEBA	—	—	—	(1.0)
Accrued expenses and other	0.2	0.6	5.9	2.4

Total Auto & Other Adjusted Operating Cash Flow	$(6.9)	$(2.5)	$(14.1)	$(1.1)

*	Defined here as Income (loss) from continuing operations before income taxes and after equity income and minority interests.

General Motors Corporation
Operating Statistics
(Unaudited)

	Third Quarter		Year to Date
	2008	2007	2008	2007
	(Units in thousands)
Worldwide Production Volume:
GMNA – Cars	436	367	1,178	1,168
GMNA – Trucks	479	653	1,456	2,057

Total GMNA	915	1,020	2,634	3,225
GME	348	396	1,336	1,371
GMLAAM	276	251	795	706
GMAP *	500	489	1,731	1,604

Total Worldwide **	2,039	2,156	6,496	6,906

Vehicle Unit Deliveries:
Chevrolet – Cars	196	190	583	595
Chevrolet – Trucks	300	416	877	1,153
Pontiac	73	101	226	277
GMC	109	140	306	381
Buick	42	54	113	144
Saturn	57	62	159	188
Cadillac	41	57	130	155
Other	10	27	40	77

Total United States	828	1,047	2,433	2,970
Canada, Mexico and Other	150	159	456	492

Total GMNA	978	1,206	2,889	3,462
GME	459	523	1,621	1,653
GMLAAM	342	330	1,012	895
GMAP *	336	327	1,134	1,054

Total Worldwide **	2,115	2,388	6,656	7,064

Market Share:
United States – Cars	20.3%	20.8%	18.7%	19.9%
United States – Trucks	28.4%	28.8%	25.8%	26.7%
Total United States	24.3%	25.1%	22.2%	23.6%
Total GMNA	23.4%	24.4%	21.7%	23.2%
Total GME	8.9%	9.5%	9.3%	9.5%
Total GMLAAM	17.0%	17.4%	17.3%	16.9%
Total GMAP *	6.9%	6.5%	6.9%	6.8%
Total Worldwide	13.0%	13.7%	12.6%	13.3%

U.S. Retail/Fleet Mix (selling day adjusted):
% Fleet Sales — Cars	40.3%	38.1%	32.5%	36.0%
% Fleet Sales — Trucks	21.7%	21.6%	22.2%	20.8%
Total Vehicles	29.5%	27.8%	26.6%	26.7%

GMNA Capacity Utilization ***	78.8%	84.5%	75.4%	89.2%

*	GMAP production and sales volume includes SAIC-GM Wuling Automobile Co. Ltd. (SGMW) joint venture vehicles. We own 34% of SGMW and under the joint venture agreement have significant rights as a member as well as the contractual right to report SGMW sales in China as part of GM’s global market share.

**	Total Worldwide may include rounding differences.

***	Two shift rated, annualized.

General Motors Corporation
Operating Statistics
(Unaudited)

	Third Quarter		Year to Date
	2008	2007	2008	2007
GMAC’s share of GM retail sales (U.S. only)
Total consumer volume (retail and lease) as % of retail	36%	38%	39%	39%
SmartLease/SmartBuy as % of retail	6%	15%	13%	15%

	(Thousands)
Worldwide Employment at September 30:
United States – Hourly (b)	64	78
United States – Salaried (b)	32	32

Total United States	96	110
Canada, Mexico and Other	27	29

GMNA	123	139
GME	56	58
GMLAAM	36	34
GMAP	35	34
Other	2	2

Total GM	252	267

(Billions)
Worldwide Payroll	$4.3	$4.5	$12.7	$13.4
Footnotes:
(a)	Auto Eliminations, Corporate & Other and Other Financing include inter-company eliminations.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales and revenue
Automotive sales	$37,503	$43,002	$117,120	$131,076
Financial services and insurance revenue	438	700	1,466	2,530

Total net sales and revenue	37,941	43,702	118,586	133,606

Costs and expenses
Automotive cost of sales	34,521	41,373	116,219	121,768
Selling, general and administrative expense	3,251	3,601	10,704	10,205
Financial services and insurance expense	400	640	1,475	2,334
Other expenses	652	350	4,136	925

Total costs and expenses	38,824	45,964	132,534	135,232

Operating loss	(883)	(2,262)	(13,948)	(1,626)
Equity in loss of GMAC LLC	(1,235)	(809)	(4,777)	(874)
Automotive and other interest expense	(542)	(839)	(2,037)	(2,319)
Automotive interest income and other non-operating income, net	78	572	165	1,775

Loss from continuing operations before income taxes, equity income and minority interests	(2,582)	(3,338)	(20,597)	(3,044)
Income tax expense	68	39,186	1,029	38,805
Equity income, net of tax	50	114	310	440
Minority interests, net of tax	58	(102)	52	(361)

Loss from continuing operations	(2,542)	(42,512)	(21,264)	(41,770)
Discontinued operations
Income from discontinued operations, net of tax	—	45	—	256
Gain on sale of discontinued operations, net of tax	—	3,504	—	3,504

Income from discontinued operations	—	3,549	—	3,760

Net loss	$(2,542)	$(38,963)	$(21,264)	$(38,010)

Earnings (loss) per share, basic and diluted:
Continuing operations	$(4.45)	$(75.12)	$(37.44)	$(73.82)
Discontinued operations	—	6.27	—	6.64

Total	$(4.45)	$(68.85)	$(37.44)	$(67.18)

Weighted average common shares outstanding, basic and diluted (millions)	571	566	568	566

Cash dividends per share	$—	$0.25	$0.50	$0.75

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	September 30,	December 31,	September 30,
	2008	2007	2007
ASSETS
Current Assets
Cash and cash equivalents	$15,831	$24,549	$24,402
Marketable securities	67	2,139	1,978

Total cash and marketable securities	15,898	26,688	26,380
Accounts and notes receivable, net	9,461	9,659	10,728
Inventories	16,914	14,939	15,530
Equipment on operating leases, net	4,312	5,283	5,572
Other current assets and deferred income taxes	3,511	3,566	3,170

Total current assets	50,096	60,135	61,380
Financing and Insurance Operations Assets
Cash and cash equivalents	176	268	328
Investments in securities	273	215	209
Equipment on operating leases, net	2,892	6,712	7,856
Equity in net assets of GMAC LLC	1,949	7,079	6,852
Other assets	2,034	2,715	3,910

Total Financing and Insurance Operations assets	7,324	16,989	19,155
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	2,351	1,919	2,031
Property, net	42,156	43,017	42,264
Goodwill and intangible assets, net	949	1,066	1,084
Deferred income taxes	907	2,116	975
Prepaid pension	3,602	20,175	18,920
Other assets	3,040	3,466	3,691

Total non-current assets	53,005	71,759	68,965

Total Assets	$110,425	$148,883	$149,500

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable (principally trade)	$27,839	$29,439	$30,514
Short-term borrowings and current portion of long-term debt	7,208	6,047	5,263
Accrued expenses	33,959	34,822	33,927

Total current liabilities	69,006	70,308	69,704
Financing and Insurance Operations Liabilities
Debt	1,890	4,908	5,962
Other liabilities and deferred income taxes	768	905	1,666

Total Financing and Insurance Operations liabilities	2,658	5,813	7,628
Non-Current Liabilities
Long-term debt	36,057	33,384	34,670
Postretirement benefits other than pensions	33,714	47,375	48,336
Pensions	11,500	11,381	12,214
Other liabilities and deferred income taxes	16,484	16,102	17,019

Total non-current liabilities	97,755	108,242	112,239

Total liabilities	169,419	184,363	189,571
Commitments and contingencies
Minority interests	945	1,614	1,700
Stockholders’ Deficit
Preferred stock, no par value, 6,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $1 2/3 par value (2,000,000,000 shares authorized, 800,937,541 and 610,462,606 shares issued and outstanding as of September 30, 2008, respectively, 756,637,541 and 566,059,249 shares issued and outstanding as of December 31, 2007, respectively, and 756,637,541 and 565,877,391 shares issued and outstanding as of September 30, 2007, respectively)	1,017	943	943
Capital surplus (principally additional paid-in capital)	15,732	15,319	15,264
Accumulated deficit	(61,014)	(39,392)	(38,528)
Accumulated other comprehensive loss	(15,674)	(13,964)	(19,450)

Total stockholders’ deficit	(59,939)	(37,094)	(41,771)

Total Liabilities, Minority Interests and Stockholders’ Deficit	$110,425	$148,883	$149,500